Exhibit 99.1

IMPLANT SCIENCES AMENDS SECURITY PURCHASE
 AGREEMENT WITH LAURUS

WAKEFIELD, MA. November 6, 2008…Implant Sciences Corporation (NYSE Alternext US: IMX), a high technology supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced that on November 4, 2008, the Company and LV Administrative Services, Inc., as administrative and collateral agent (the “Agent”) for each of Laurus Master Fund, Ltd. (“Laurus”) and Valens Offshore SPV I, Ltd. (together with Laurus and the Agent, the “Holders”), entered into an amendment, effective as of October 31, 2008, to the Securities Purchase Agreement dated as of September 29, 2005, as amended on September 29, 2008, between the Company and Laurus (the “Purchase Agreement”).  Pursuant to the terms of the amendment, the Company paid $250,000 cash and agreed to issue 929,535 shares of the Company’s common stock (the “Stock Payment Shares”), valued at approximately $268,000, in partial satisfaction of the Company’s outstanding obligation of $2,461,000 to the Holders.  In addition, the Company agreed to repay the remaining principal balance due of approximately $1,943,000 over a specific monthly schedule, as set forth in the amendment, through April 10, 2009, the amended mandatory redemption date.  With respect to the Stock Payment Shares, the Holders agreed to a six (6) month lock up, subject to the terms and condition of the amendment.  The Company has the option to repurchase up to ½ of the Stock Payment Shares at any time prior to April 30, 2009, at a price equal to 110% of the value of the shares (as calculated pursuant to the amendment) at the time of the repurchase.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the Company’s ability to repay the remaining principal of its obligations to the Holders on or before the mandatory redemption date, as well as other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com